PRICING SUPPLEMENT                                        File No. 333-122639
------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2479



                             Merrill Lynch & Co., Inc.



                          Medium-Term Notes, Series C

                   Due Nine Months or More from Date of Issue

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                                Fixed Rate Notes


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Principal Amount:            $550,000,000

Issue Price:                 100.00%

CUSIP Number:                59018YWG2

Interest Rate:               4.831% per annum

Original Issue Date:         October 27, 2005

Stated Maturity Date:        October 27, 2008

Interest Payment Dates:      April 27th and  October  27th of each year,  commencing  on April 27, 2006  subject to the  following
                             Business Day convention.

Repayment at the Option
of the Holder:               The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:              The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                        The Notes will be issued in fully registered book-entry form.

Trustee:                     JPMorgan Chase Bank, N.A.

Underwriters:                Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Loop Capital Markets LLC, and Muriel
                             Siebert & Company, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                             Pursuant to an agreement, dated October 24, 2005 (the "Agreement"), between Merrill Lynch &Co., Inc.
                             (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                             Notes set forth opposite its name below:

                             Underwriters                                         Principal Amount of the Notes
                             ------------                                         -----------------------------

                             Merrill Lynch, Pierce, Fenner & Smith                         $539,000,000
                                                   Incorporated
                             Loop Capital Markets LLC                                        $5,500,000
                             Muriel Siebert & Company, Inc.                                  $5,500,000
                                                                                           ------------
                                                                                           $550,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the
                             Notes directly to the public at the Issue Price listed above. After the initial public offering, the
                             Issue Price may be changed.

                             The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:       0.25%

Dated:                       October 24, 2005
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